Exhibit 99.6

Fairness Opinion Summary Report

The merger is subject to disclosure requirements of Greece, which are different from those of the United States.  Financial statements and financial information included in the documents provided to shareholders, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Greece, and some or all of its officers and directors may be residents of a non-U.S. country.  You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

The Board of Directors (“BOD”) of Alpha Bank S.A. (“Alpha Bank”) and EFG Eurobank Ergasias SA (“EFG Eurobank”) decided upon the merger of Alpha Bank with EFG Eurobank, via the absorption of EFG Eurobank by Alpha Bank (together the “Banks”). In this context, the BODs of the Banks compiled and signed on 20/9/2011 a Merger Agreement, in which they propose the merger by absorption of EFG Eurobank by Alpha Bank, with the Transformation Balance Sheets dated 31/12/2010, the merger will be performed in accordance with Articles 68 par.2, 69-70 and 72-77a of the Greek Law 2190/1920, and with Article 16 par. 1-2, 5-14 and 18 of the Greek Law 2515/1997.

In this respect, the BOD of Alpha Bank assigned to Ernst &Young (Hellas) Certified Auditors – Accountants S.A. (EY) the following:

●
The comparative advisory valuation of Alpha Bank and EFG Eurobank as of 30/06/2011 (Valuation Date), for the purpose of providing a Fairness Opinion on the share exchange ratio for the subject transaction, and

●	To certify that the Transformation Balance Sheet of Alpha Bank as of 31/12/2010 reflects the book value of Alpha Bank’s net asset position.

EY undertook the following work in order to conclude on the fairness of the share exchange ratio:

1.	Review of the Merger Agreement dated 20/09/2011.

2.
Preparation of an independent comparative advisory valuation of the Banks as of the Valuation Date, taking into consideration any subsequent events up until the publication date of the Banks’ interim financial statements for the six-month period that ended on 30/6/2011.

3.	Report that the Transformation Balance Sheet of Alpha Bank as of 31/12/2010 agree with Alpha Bank’s accounting records.

EY prepared a Fairness Opinion report in Greek on the proposed by the BOD share exchange ratio that is referred to in the Merger Agreement of 20/09/2011 (the “original Fairness Report”). This is a summary in English of the original Fairness Opinion report issued by EY, which is presented for your information purposes only. The original Fairness Opinion report includes the key information upon which the Fairness Opinion work was based, the limitations of the work performed, the findings as well as the expression of the opinion on the fairness of the share exchange ratio.

For the purpose of this assignment, EY based its work on the interim consolidated financial statements of the Banks as of 30/6/2011 that have been prepared in accordance with IFRS as adopted by the EU, and specifically in accordance with IAS 34, which have been reviewed by the respective statutory auditors of the Banks. EY has not performed a review or audit of the interim consolidated financial statements of the Banks as of 30/6/2011. If EY had performed an audit or review in accordance with the International Standards of Auditing or International Standards on Review Engagements, other matters might have come to their attention that may have been communicated to the Banks’ BODs.

For this engagement, EY had no access to any analysis of the loan portfolio of the Banks or their customer deposits and therefore cannot express an opinion on potential further impairments of the respective accounts. In addition, EY has not considered any findings related to the review of the loan portfolio of the two banks that is currently undertaken by an external consultant on behalf of the Bank of Greece, as this work is still undergoing.

It is noted that the financial information that is included in the Banks’ interim consolidated financial statements as of 30/6/2011 take into account valuation assumptions relating to the plan recommended for aiding Greece’s financing needs, discussed during the European Summit of 21/7/2011. However, it is noted that as of the date of the Fairness Opinion report the above proposed plan is subject to final acceptance by the respective parties, therefore the final terms of the plan’s acceptance might change significantly from the ones proposed originally in the Summit; thus the relevant financial information is subject to potential further adjustments that might affect the findings of EY.

Valuation Methodology and Results

EY undertook a comparative advisory valuation of the Banks in order to estimate the fair value ratio and the respective fair share exchange ratio of the Banks.

The valuation was performed according to the generally accepted principles, valuation approaches and methods, while the final results were estimated considering appropriate weights for each approach / method applied. According to the International Valuation Standards and respective literature, there are three internationally recognized valuation approaches: the Market Approach, the Income Approach and the Asset-based Approach. More specifically, for the comparative valuation of the Banks all three approaches were used; the respective methods applied per approach follow:

1.	Market Approach

● Stock Market Quotation Analysis

● Market Multiples of Comparable Companies

2.	Income Approach

● Dividend Discount Model – DDM

3.	Asset-based Approach

● Adjusted Net Assets Value - NAV

EY considered also the application of the Comparable Transactions Method / Market Approach however EY concluded that this method is not appropriate as it not possible to identify a proper sample of recent comparable transactions.

The fair value ratio estimated by EY per approach/methods utilised is presented in the following table:

	Indicative Range of Fair Value Ratio Alpha Bank to EFG Eurobank
Valuation Approaches/Methods	Minimum	Maximum	Average
A. Market Approach (Stock Market Quotation Analysis and Market Multiples of Comparable Companies)	1,05	1,33	1,19
B. Income Approach (Dividend Discount Model)	1,23	1,52	1,37
C. Asset-based Approach (Adjusted Net Assets)	1,13	1,55	1,34

In order to come up with the final range of the fair value ratio, EY weighted the results of each approach as considered appropriately, assuming a higher weighting in the results of the Asset-based Approach and equal weighting in the results of the two remaining approaches, ie. Market Approach (Stock Market Quotation Analysis and Market Multiples of Comparable Companies) and Income Approach (Dividend Discount Model).

The final range of the fair value ratio for the Banks, as assumed by EY, is the following:

Alpha Bank / EFG Eurobank		(from 1,14 to 1,47) / 1
or
EFG Eurobank / Alpha Bank		(from 0,68 to 0,88) / 1.

Finally, EY considered the proposed share exchange ratio by the Banks’ BODs, as per the Merger Agreement of 20/09/2011, as follows:

●	One (1) old common share of Alpha Bank will be exchanged with one (1) new common share of Alpha Bank, with new nominal value equal to 1,50 €.

●	Seven (7) old common shares of EFG Eurobank will be exchanged with five (5) new common shares of Alpha Bank, with new nominal value equal to 1,50 €.

The share exchange ratio proposed by the BODs of the Banks of:

EFG Eurobank Shares to Alpha Bank Shares 1,40 to 1

that implies a value ratio equal to:

Alpha Bank to EFG Eurobank		57,57 to 42,43
or
Alpha Bank to EFG Eurobank		1,356 to 1

The above amounts lie within the final range of value ratio that EY estimated and therefore according to EY the proposed common share exchange ratio is fair, pursuant Article 16 paragraph 5 of Law 2515/1997 and Article 4.1.4.1.3 of the Regulations of the Athens Exchange.

The Fairness Opinion report was signed by

Mrs Sofia Kalomenides,

Partner, Chartered Auditor – Accountant, SOEL no. 13301

on behalf of

Ernst &Young (HELLAS), Certified Auditors – Accountants S.A.